EXHIBIT 99.1

MERGE HEALTHCARE LOGO

News Release FOR IMMEDIATE RELEASE

Media Contact:
Julie Pekarek
Chief Marketing Officer
414.977.4254
jpekarek@merge.com

MERGE HEALTHCARE ANNOUNCES POSITIVE NET INCOME PER SHARE FOR THE THIRD QUARTER OF 2008

Milwaukee, WI, October 30, 2008 — Merge Healthcare Incorporated (NASDAQ: MRGE), a leading medical imaging solutions provider, today announced financial results for the third quarter of 2008.

Third Quarter Results:

For the third quarter ended September 30, 2008, net sales totaled $14.6 million, compared to $14.1 million in the third quarter ended September 30, 2007 and $13.3 million in the second quarter ended June 30, 2008.

Operating income for the third quarter ended September 30, 2008 was $1.3 million, compared to operating losses of $141.9 million in the third quarter ended September 30, 2007 and $18.3 million in the second quarter ended June 30, 2008. Contributing to the operating loss for the third quarter of 2007 was a goodwill impairment charge of $122.4 million. Contributing to the operating loss for the second quarter of 2008 were a restructuring charge of $7.5 million and a $3.0 million charge associated with the settlement of a class action lawsuit against us.

Net income for the third quarter of 2008 was $0.4 million, or $0.01 earnings per basic and diluted share, compared to a net loss of $141.6 million, or a $4.17 loss per basic and diluted share, in the third quarter of 2007 and a net loss of $18.2 million, or a $0.45 loss per basic and diluted share, in the second quarter of 2008.

During the third quarter of 2008, the cash balance decreased by approximately $6.3 million to approximately $14.4 million at September 30, 2008. As discussed in the second quarter earnings call, this decreased cash balance was primarily attributable to non-core activities consisting primarily of $4.0 million in restructuring-related payments (primarily termination benefits) and $3.3 million of lawsuit settlement payments.

“These results are in line with the estimates set forth in our preliminary third quarter release and are in line with the expectations set in our second quarter earnings call,” according to Justin Dearborn, CEO of Merge Healthcare.  “Given the macro-economic environment and the challenging turnaround required at Merge, we are very pleased with the progress the company made in the third quarter of 2008.”

Nine Month Results:

For the nine months ended September 30, 2008, net sales totaled $41.7 million, compared to $44.0 million for the nine months ended September 30, 2007. The operating loss for the nine months ended September 30, 2008 was $25.4 million compared to an operating loss of $162.8 million for the nine months ended September 30, 2007. Net loss for the nine months ended September 30, 2008 totaled $25.6 million, or a $0.59 loss per basic and diluted share, compared to a loss of $162.0 million, or $4.78 loss per basic and diluted share, for the nine months ended September 30, 2007.

Bookings:

Gross bookings in the third quarter ended September 30, 2008 were approximately $6 million compared to approximately $10 million in the third quarter ended September 30, 2007 and approximately $10 million in the second quarter ended June 30, 2008. Bookings are defined by the Company as the value of all contracts signed during a period, including the renewal of software term contracts and it specifically excludes maintenance contracts other than the first year of customer support. Management will not report this non-GAAP metric in the future as it is not an indicator that can be directly linked to revenue recognizable by the Company in the near term. This measure is not in accordance with GAAP and may be different from the non-GAAP definition of bookings used by other companies.

Financial Results, Business Operations and Strategy Conference Call:

Merge will hold a public web cast today at 4:15 p.m. (Eastern Daylight Time) to review third quarter 2008 results and to provide an update of business operations and strategy. There will also be a question and answer session immediately following the financial and business updates.

Investors will have the opportunity to listen to the conference call via telephone or internet. To listen to the call via web cast, investors should go to the web site at least fifteen minutes prior to the scheduled time to register, download, and install any necessary audio software. For those who cannot listen to the broadcast, a replay via the internet or telephone will also be available shortly after the call. To access the URL via the internet, go to Merge Healthcare Web Cast.

For additional details, along with live dial-in and replay information via telephone or web cast, please visit our website at: http://www.merge.com/CORP/investorrelations/confcalllist.asp.

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Merge Healthcare’s solutions solve mission-critical issues for radiology practices, outpatient imaging centers, hospitals, pharmaceutical companies and device manufacturers worldwide. For additional information, visit www.merge.com.

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This news release contains “forward-looking statements,” including statements with respect to the financial results the Company currently expects it will report for the third quarter, which are statements related to future, not past, events, and, with respect to such anticipated report of its financial results, are based on the Company’s preliminary review of its operations for such period, and which are unaudited and remain subject to quarter-end and year-end adjustment, as well as potential revision upon completion of our third quarter financial statements and review thereof by our independent registered accounting firm. Forward-looking statements usually describe our expected future business and financial outlook or performance, and often contain words such as “will,” “believes,” “intends,” “anticipates,” “expects,” “plans,” “seeks,” and similar expressions. Forward-looking statements, by their nature, address matters that are, to varying degrees, uncertain and subject to various known and unknown risks. For us, particular uncertainties and risks that could cause actual results to differ materially from our forward-looking statements include: possible accounting adjustments and revisions to our current preliminary expectations as to the results the Company will report for third quarter financial results; market acceptance and performance of our products and services; the impact of competitive products and pricing; possible delays in the implementation of our managed services offering; the risks and effects of our recent changes in our executive and Board leadership, including the costs and expenses related to severance payments made to departing officers; the risks and effects of our recent securities issues, including the issuance of certain senior secured notes; the past restatement of our financial statements and other actions that may be taken or required as a result of such restatement; our ability to generate sufficient cash from operations to meet future operating, financing and capital requirements, including repayment obligations with respect to our outstanding indebtedness; risks associated with our prior delays in filings with the SEC or our ability to continue to meet the listing requirements of The NASDAQ Stock Market; the costs, risks and effects of various pending legal proceedings and investigations, including the formal investigation being conducted by the Securities and Exchange Commission and the pending settlements of certain class action and derivative lawsuits; and other risk factors detailed in our filings with the Securities and Exchange Commission. These uncertainties and risks may cause our actual future results to be materially different than those expressed in our forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to update such forward-looking statements or any of such risks, uncertainties and other factors.

MERGE HEALTHCARE INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
	September 30,	December 31,
	2008	2007
	(Unaudited)
Current assets:
Cash	$14,424	$14,000
Accounts receivable, net	10,588	11,810
Inventory	913	1,754
Prepaid expenses	2,095	1,970
Deferred income taxes	458	260
Other current assets	547	771

Total current assets	29,025	30,565
Property and equipment, net	2,251	4,631
Purchased and developed software, net	6,758	8,932
Customer relationships, net	2,528	3,291
Trade names	—	1,060
Deferred tax assets	4,600	4,585
Investments	7,309	8,156
Other	1,062	415

Total assets	$53,533	$61,635

Current liabilities:
Accounts payable	$4,010	$7,114
Accrued wages	2,675	2,621
Restructuring accrual	1,593	131
Deferred revenue	14,790	16,901
Other accrued liabilities	2,454	2,920

Total current liabilities	25,522	29,687
Note payable	14,104	—
Deferred income taxes	85	257
Deferred revenue	1,015	1,787
Income taxes payable	5,577	5,338
Other	371	161

Total liabilities	46,674	37,230
Total shareholders’ equity	6,859	24,405

Total liabilities and shareholders’ equity	$53,533	$61,635

MERGE HEALTHCARE INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
	(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net sales
Software and other	$7,398	$6,927	$19,733	$21,790
Services and maintenance	7,218	7,127	21,941	22,174
Total net sales	14,616	14,054	41,674	43,964
Cost of sales
Software and other	1,314	1,576	3,842	5,018
Services and maintenance	2,528	3,571	9,471	10,541
Amortization and impairment	742	5,142	2,174	7,837
Total cost of sales	4,584	10,289	15,487	23,396

Gross margin	10,032	3,765	26,187	20,568
Operating costs and expenses:
Sales and marketing	1,824	4,463	7,497	13,850
Product research and development	2,931	5,294	11,151	16,089
General and administrative	3,483	7,454	18,093	21,893
Goodwill and trade name impairment, restructuring and other expenses	(205)	123,134	11,862	124,140
Depreciation, amortization and impairment	654	5,338	2,954	7,374
Total operating costs and expenses	8,687	145,683	51,557	183,346

Operating Income (loss)	1,345	(141,918)	(25,370)	(162,778)
Other income (expense)	(648)	78	(346)	502

Income (loss) before income taxes	697	(141,840)	(25,716)	(162,276)
Income tax expense (benefit)	269	(286)	(115)	(261)

Net income (loss)	$428	$(141,554)	$(25,601)	$(162,015)

Earnings per share — basic	$0.01	$(4.17)	$(0.59)	$(4.78)

Weighted average number of common
shares outstanding — basic	56,171,905	33,926,092	43,496,189	33,909,065

Earnings per share — diluted	$0.01	$(4.17)	$(0.59)	$(4.78)

Weighted average number of common
shares outstanding — diluted	56,859,379	33,926,092	43,496,189	33,909,065

MERGE HEALTHCARE INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)
	Nine Months Ended
	September 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(25,601)	$(162,015)
Adjustments to reconcile net loss to
net cash provided by (used in) operating activities:
Depreciation, amortization and impairment	5,128	15,211
Share-based compensation	3,836	3,889
Loss on disposal of subsidiaries	1,665	—
Amortization of note payable issuance costs and discount	336	—
Goodwill and trade name impairment	1,060	123,171
Provision for doubtful accounts receivable and sales returns, net of recoveries	267	578
Deferred income taxes	(384)	(95)
Change in assets and liabilities, net of effects of dispositions:
Accounts receivable	868	2,259
Inventory	841	(169)
Prepaid expenses	(683)	(432)
Accounts payable	(3,035)	(1,527)
Accrued wages	52	(1,035)
Restructuring accrual	1,461	—
Deferred revenue	(2,883)	(588)
Other accrued liabilities	(196)	(780)
Other	231	6

Net cash used in operating activities	(17,037)	(21,527)
Cash flows from investing activities:
Purchases of property, equipment and leasehold improvements	(503)	(2,109)
Proceeds from sale of subsidiary	413	—
Capitalized software development	—	(828)

Net cash used in investing activities	(90)	(2,937)
Cash flows from financing activities:
Proceeds from issuance of term note, net of non-cash discount of $510	14,490	—
Proceeds from issuance of Common Stock	5,479	—
Note and stock issuance costs paid	(2,386)	—
Proceeds from exercise of stock options and employee stock purchase plan	63	215
Repurchase of Common Stock	(47)	—
Dividends paid	(57)	—

Net cash provided by financing activities	17,542	215
Effect of exchange rate changes on cash	9	—

Net increase (decrease) in cash	424	(24,249)
Cash and cash equivalents, beginning of period	14,000	45,945

Cash and cash equivalents, end of period	$14,424	$21,696